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[ ] Check this box if no longer                     OMB NUMBER  3235-0287
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

    Nelson                          Ronald              L.
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   (Last)                           (First)             (Middle)

   c/o Charter Communications, Inc.
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                                    (Street)

 12405 Powerscourt Drive
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   (City)                           (State)              (Zip)

 St. Louis                         MO                   63131
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2.   Issuer Name and Ticker or Trading Symbol

     Charter Communications, Inc. - CHTR

________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

     June 2002

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5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable Line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                      2.            Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      Transaction   Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Date          (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     (Month/Day/   ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            Year)          Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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Class A Common Stock                  6/12/02         P              5,000       A      $4.51     45,000         I       Wife's IRA
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                                                                                                  10,000(i)
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(i) Reporting person holds 10,000 shares as custodian for his daughter, Jessica
S. Fields. He has no pecuniary interest in the shares and consequently, hereby denies beneficial ownership of said shares.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


*    If the form is filed by more than one reporting person, see Instruction
     4(b)(v).

                                                                          (Over)
NY/356578.1                                                      SEC 1474 (7-96)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                  2.                                                                                    Deriv-    of
                  Conver-                    5.                              7.                         ative     Deriv-   11.
                  sion                       Number of                       Title and Amount           Secur-    ative    Nature
                  or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                  Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                  cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                  Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of          Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative        ative    (Month/  8)       4, and 5)     Date     Expira-            Number  ity      Month     (I)      ship
Security          Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)        ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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          /s/ Ronald L. Nelson                                July 11, 2002
---------------------------------------------            -----------------------
          Ronald L. Nelson                                        Date
          **Signature of Reporting Person


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to resond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
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NY/356578.1                                                      SEC 1474 (7-96)